Exhibit 10.6

AMENDMENT NO. 2 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of May 3, 2016 (the "Effective Date"), by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and PETER T. SADOWSKI (the “Employee”) and amends that certain Amended and Restated Employment Agreement dated as of July 23, 2008, Amendment to Amended and Restated Employment Agreement dated as of February 4, 2010 (the “Agreement”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Section 9(c) of the Agreement is deleted in its entirety and the following is inserted in lieu thereof: “Termination due to Death or Disability. If the Employee’s employment is terminated due to death or Disability, the Company shall pay the Employee (or to the Employee’s estate or personal representative in the case of death), within thirty (30) business days after the Date of Termination: (i) any Accrued Obligations; plus (ii) a prorated Annual Bonus based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurs or the prior year if no target Annual Bonus Opportunity has yet been determined multiplied by the percentage of the calendar year completed before the Date of Termination. Additionally, subject to Section 9(e) hereof, all stock option, restricted stock, profits interest and other equity-based incentive awards granted by the Company and Black Knight Financial Services, Inc. that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable.”

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC. By: __________________________ Its: Executive Vice President, Chief Legal Officer
PETER T. SADOWSKI ______________________________